Filed pursuant to Rule 433

Registration No. 333-194090

Issuer Free Writing Prospectus dated February 24, 2014

Relating to Preliminary Prospectus Supplement dated February 24, 2014

Pricing Term Sheet for 1.100% Senior Notes due 2017

Issuer:	Cisco Systems, Inc.
Ticker:	CSCO
Ratings:	A1/AA-
Security Type:	SEC Registered
Principal Amount:	$2,400,000,000
Maturity:	March 3, 2017
Coupon:	1.100%
Price:	99.994%
Benchmark Treasury:	0.625% due February 15, 2017
Yield:	1.102%
Spread:	+ 40 bps
Treasury Security Yield:	0.702%
Denominations:	$2,000 and any multiple of $1,000 above that amount
CUSIP/ISIN:	17275RAT9 / US17275RAT95
Trade Date:	February 24, 2014
Pay Dates:	March 3 and September 3, commencing on September 3, 2014
Make-Whole:	T+10 bps
Settlement:	March 3, 2014
Bookrunners:

Barclays Capital Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Morgan Stanley & Co. LLC RBS Securities Inc.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Barclays Capital Inc. toll free at 1-888-603-5847, (ii) Deutsche Bank Securities Inc. toll free at 1-800-503-4611, (iii) J.P. Morgan Securities LLC collect at 212-834-4533 and (iv) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.